Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statements (Form F-3 Nos. 333-283393, 333-266228, 333-266930, 333-271343 and 333-274862) of Pagaya Technologies Ltd.,

2.Registration Statements (Form S-8 Nos. 333-265739,333-274540, and 333-285754) pertaining to the 2016 Equity Incentive Plan, Stock Option Sub-Plan for United States Persons to the 2016 Equity Incentive Plan, 2021 Equity Incentive Plan, Stock Option Sub-Plan for United States Persons to the 2021 Equity Incentive Plan, 2022 Share Incentive Plan and Sub-Plan for Israeli Participants to the 2022 Share Incentive Plan, and the 2023 Employee Stock Purchase Plan of Pagaya Technologies Ltd.;

of our report dated March 12, 2025 (except for the change in accounting principle to unclassified balance sheet disclosed in Note 2, as to which the date is December 5, 2025), with respect to the consolidated financial statements of Pagaya Technologies Ltd. included in this Current Report on Form 8-K dated December 5, 2025.

Tel-Aviv, Israel
December 5, 2025
/s/ KOST, FORER, GABBAY & KASIERER
A member of EY Global

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